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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934




Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

         [ ]    Preliminary Proxy Statement
         [ ]    Confidential, for Use of the Commission Only (as permitted by
                Rule 14a-6(e)(2))
         [ ]    Definitive Proxy Statement
         [X]    Definitive Additional Materials
         [ ]    Soliciting Material Pursuant to Section 240.14a-12

                                  LAUDUS TRUST
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

         [X]      No fee required.
         [ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                  and 0-11.
                  1)       Title of each class of securities to which
                           transaction applies:
                  2)       Aggregate number of securities to which transaction
                           applies:
                  3)       Per unit price or other underlying value of
                           transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                  4)       Proposed maximum aggregate value of transaction:
                  5)       Total fee paid:

         [ ] Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
                  1)       Amount Previously Paid:
                  2)       Form, Schedule or Registration Statement No.:
                  3)       Filing Party:
                  4)       Date Filed:


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LAUDUS FUNDS PROXY BACKGROUND INFORMATION AND SCRIPT FOR CLIENT CALLS

BACKGROUND INFORMATION FOR SCHWAB TEAM (DO NOT READ THIS SECTION TO CLIENTS)

     A Special Meeting of Shareholders of the LAUDUS ROSENBERG U.S. LARGE/MID CAPITALIZATION LONG/SHORT EQUITY FUND (the "Laudus Fund") is scheduled for Wednesday, November 21, 2007. Proxy materials were mailed in early October to shareholders of record as of September 24, 2007.

     The Board of Trustees of the Laudus Fund is seeking shareholder approval of a proposal to reorganize the Fund into the Vanguard(R) Market Neutral Fund (the "Vanguard Fund"), a substantially similar fund created within The Vanguard Group of Investment Companies just for this purpose. THE BOARD IS RECOMMENDING THAT SHAREHOLDERS VOTE FOR THE PROPOSAL.

     WHY ARE SHAREHOLDERS BEING ASKED TO APPROVE THIS PROPOSAL?
     The purpose of the reorganization (the "Reorganization") is to make the Laudus Fund a part of The Vanguard Group of Investment Companies, the second largest mutual fund firm in the United States.

     WHAT WILL CHANGE AS A RESULT OF THIS PROXY?
     Under this proposal, all of the assets and liabilities of the Laudus Fund would be transferred to the Vanguard Fund. The Vanguard Fund's investment objective is similar to that of the Laudus Fund, which seeks to increase the value of a shareholder's investment through bull markets and bear markets using strategies that are designed to limit exposure to general equity market risk. AXA Rosenberg Investment Management LLC, the current sub-adviser for the Laudus Fund, would serve as an investment adviser for the Vanguard Fund, carrying out an investment program for its allocated portion of the portfolio of the Vanguard Fund that is substantially similar to the investment program of the Laudus Fund. The Vanguard Group, Inc. ("Vanguard"), however, would replace Charles Schwab Investment Management, Inc. as overall manager of your investment, subject to the direction of the Board of Trustees of the Vanguard Fund. Vanguard, through its Quantitative Equity Group, would also serve as an investment adviser of the Vanguard Fund under a multimanager arrangement. In that capacity, Vanguard would manage a separate portion of the portfolio of the Vanguard Fund.

     HOW THE REORGANIZATION WILL AFFECT YOUR ACCOUNT?
     If shareholders approve the Reorganization, your Laudus Fund shares will be exchanged, on a tax-free basis, for an equivalent dollar amount of Vanguard Fund shares. Your account registration and account options will remain the same unless you change them. In addition, your aggregate tax basis in the account will remain the same.

     WHAT ARE THE TAX CONSEQUENCES OF THE REORGANIZATION?
     The Reorganization is expected to be accomplished on a tax-free basis. Accordingly, it is expected that shareholders will not realize any capital gains when the Laudus Fund shares are exchanged for shares of the Vanguard Fund.

     WHAT HAPPENS IF THE PROPOSAL IS NOT APPROVED?
     If shareholders do not approve the Reorganization, the Laudus Fund will continue in existence (unless the Laudus Trust's Board of Trustees decides otherwise) and the Vanguard Fund will not commence operations.






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SCRIPT FOR CALLS:
1) Ask client if they have voted their Laudus Fund proxy yet. If YES, thank and end call.

2) If they have not voted: Ask them if they received the materials sent out in October 2007?

          (A) If YES, they have received the materials, encourage them to vote as soon as possible, preferably by internet or telephone, following the instructions on the proxy cards.

          If they indicate they need help voting, or have questions about the proposal, instruct them to call the solicitor, D.F. King & Co., at 1-800-423-21076.

          (B) If proxy materials were NOT received or a new copy is requested:
          Record the client name, address and account number and e-mail to Katie Kim, she can request a re-mail by Broadridge. They should receive them within 3 to 5 business days.

3) Thank them for their assistance and end call.